Exhibit 23.3

December 17, 2015

SouFun Holdings Limited

F9M, Building 5, Zone 4, Hanwei International Plaza

No. 186 South 4th Ring Road

Fengtai District, Beijing 100160

The People’s Republic of China

Dear Sirs,

We consent to the reference to our firm in the sections titled “Enforceability of Civil Liabilities” and “Legal Matters” in SouFun Holdings Limited’s registration statement on Form F-3 (the “Form F-3”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of December 2015. We also consent to the filing with the SEC of this consent letter as an exhibit to the Form F-3.

Yours faithfully,

/s/ Jingtian & Gongcheng

Jingtian & Gongcheng